Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2020, relating to the consolidated financial statements and the effectiveness of Dynex Capital, Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

/s/ BDO USA, LLP

Richmond, Virginia
June 11, 2020